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                              SEPARATION AGREEMENT

THIS AGREEMENT dated for reference the 29th day of March, 1996.

BETWEEN:

                          MERCER INTERNATIONAL INC., a business trust organized under the laws of the state of Washington, U.S.A.

                          ("Mercer")
                                                               OF THE FIRST PART

AND:
                          ARBATAX INTERNATIONAL INC.(formerly called Nalcap Holdings Inc.) a corporation incorporated under the laws of Canada

                          ("Arbatax")

                                                              OF THE SECOND PART

WHEREAS:

A. Mercer, a publicly held business trust whose stock is traded on the NASDAQ Stock Market's National Market, owns approximately 92% of the issued common stock of Arbatax;

B. Mercer has determined that its shareholders will benefit from the Separation of ownership of Mercer's interest in Arbatax;

C. Mercer has decided to distribute to its shareholders approximately 83% of the outstanding common stock of Arbatax as a special dividend; and

D. In connection with the Distribution it is necessary and appropriate that certain rights and obligations of the Parties relating to employees, contingent liabilities, taxes, administrative services, assets and liabilities, business opportunities, and other matters affected by the Separation of the Parties be agreed upon as hereinafter set forth.





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NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein, the sum of Ten ($10.00) Dollars paid by each Party to the other and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1      DEFINED TERMS

In this Agreement, the recitals and the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

(a) "Action" means any litigation or other judicial, regulatory or administrative proceeding (including audits of taxes other than federal, provincial, or state income taxes including franchise and capital taxes);

(b) "Acts or Omissions" means significant active and direct participation by a Party in the conduct that resulted in the Contingent Liability, provided however, that approvals, non-approvals or rejections of budgets, profit plans, business plans and other corporate plans shall not constitute Acts or Omissions with respect to any particular conduct;

(c) "Affiliate" shall have the meaning ascribed thereto in the Canada Business Corporations Act, R.S.C. 1985, c.44, as amended or replaced from time to time;

(d) "Agreement" means this separation agreement including all schedules hereto;

(e) "Assets" means assets, properties and rights, whether real or personal, tangible or intangible, that are to be assigned or transferred by Mercer to Arbatax in connection with the Separation;

(f) "Benefit" means a significant, identifiable financial benefit that directly flows to a Party from the Acts or Omissions that resulted in the Contingent Liability;

(g) "Contingent Liability" means a liability (to the extent not covered by insurance) of one or both of the Parties which was not recorded for financial reporting purposes prior to the Separation Date that is attributable to either:
(i) an event which occurred prior to the Separation Date; (ii) a condition which existed prior to the Separation Date; or (iii) an event which occurred after the Separation Date but which was attributable to the Separation; provided however, that in the case of either (i), (ii) or (iii) above, the Action that resulted in the uninsured liability must have been filed or otherwise commenced within two years after the Separation Date;





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(h)      "Corporate Business Opportunities" means all  investment, purchase or other opportunities to acquire assets, companies or other entities and any related merchant banking activities known, made available to, pursued , reviewed or investigated by the Parties other than: (i) those related, directly or indirectly, to the pulp and paper business and related businesses; or (ii) those having a cost or requiring an investment in excess of $30 million;

(i) "Cost Allocation" means Mercer's methodology for allocating costs to its Subsidiaries as of December 31, 1995 and as amended from time to time;

(j) "Distribution" means the distribution by Mercer to its shareholders of approximately 6,662,524 shares, being approximately 83%, of the issued and outstanding stock of Arbatax by way of a special dividend;

(k) "Information" means information, whether patentable or copyrightable, and written, oral or other tangible or intangible forms, including, but not limited to, studies, reports, surveys, discoveries, ideas, concepts, know-how, techniques, communications by or to counsel (including privileged communications, memos and other materials) and other technical, financial, employee or business information;

(l) "Judgment" means any judgment or other determination of liability entered by a court or regulatory or administrative authority (or a settlement entered into and/or approved by both of the Parties) in any contested Action and includes a stipulated judgment or order or dismissal (or equivalent) by which a court approves the settlement of an Action entered into and/or approved by both of the Parties;

(m) "Liabilities" means liabilities which have been recorded for financial accounting purposes on or before the Separation Date and that are to be transferred from one Party to the other Party but do not include any Contingent Liabilities as defined herein;

(n) "Mercer Business Opportunities" means all investment, purchase or other opportunities to acquire assets, companies or other entities other than Corporate Business Opportunities;

(o) "Named Party" means a Party which is named as a defendant (or equivalent) in an Action;

(p) "Party" means Mercer or Arbatax as the case may be and "Parties" means both of them;

(q) "Separation" means the separation of Arbatax as a Subsidiary from Mercer that will occur upon the Distribution;

(r)      "Separation Date" means the date on which the Distribution occurs;





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(s)      "Services" means general administrative services, including, but not limited to, corporate tax, internal auditing, accounting, legal, external affairs, human resources, treasury, investor relations, risk management, finance and corporate strategy services and the non-exclusive use of the office premises and equipment of Mercer; and

(t) "Subsidiary" means any entity that is controlled by the entity in question. As used herein "control" means the possession, directly or indirectly, of the power to elect a majority of the board of directors of such entity through the ownership of voting securities.

1.2      SCHEDULES

Schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

1.3      CURRENCY

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

1.4      NUMBER AND GENDER

In this Agreement, unless there is something in the subject matter or context inconsistent therewith: (a) words in the singular number include the plural and such words shall be construed as if the plural had been used; (b) words in the plural include the singular and such words shall be construed as if the singular had been used; and (c) words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

                                   ARTICLE 2
                                   SEPARATION

2.1      SEPARATION

The Separation shall be accomplished by way of the Distribution on the Separation Date. The Separation is contingent upon Mercer obtaining all necessary regulatory and tax reviews and approvals in a form and context satisfactory to it. If Mercer does not obtain such reviews and approvals as it deems necessary on or before May 31, 1996 it may, upon written notice to Arbatax, terminate this Agreement.

2.2      CO-OPERATION

Each of the Parties agrees to co-operate with the other both before and after the Separation Date to enable the Parties to implement the Separation, including, but not limited to, performing their obligations hereunder. Such co-operation will include, but is not limited to, preparing and





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submitting required financial reports after the Separation Date, which may relate to periods either before or after the Separation Date, executing such documents and doing such other acts and things as may be necessary to carry out the full intent and purpose of this Agreement.

2.3      CORPORATE AUTHORITY

Each Party represents, warrants and covenants that it has taken or will take, as appropriate, all necessary corporate actions to approve all things required on its part to implement the Separation including, but not limited to: (a) approval by its board of directors or trustees, as the case may be, of the terms of this Agreement; (b) the performance of such Parties' obligations under this Agreement; and (c) the making of all registrations and filings and the undertaking of any other actions whether before or after the Separation Date.

2.4      EFFECTIVE DATE

When executed by both Mercer and Arbatax, this Agreement shall be effective and binding upon the Parties as of December 31, 1995. The Separation shall be effective upon the Separation Date.

2.5      CONFLICT WITH OTHER AGREEMENTS

Each Party represents and warrants that none of the actions that it has taken or will take, including, but not limited to, the declaration and payment of dividends or other actions in connection with the implementation of the Separation and the performance of its obligations hereunder, will violate either: (a) the terms, conditions or other provisions of its articles or certificate of incorporation or by-laws or of any agreement, indenture or other instrument to which it is a Party, or by which any of its assets are bound; or
(b) the applicable legal requirements of any governmental authority having jurisdiction over such Party.

                                   ARTICLE 3
                                  INFORMATION

3.1      AGREEMENT FOR EXCHANGE OF INFORMATION

Each Party agrees to provide to the other, at any time, before or after the Separation Date, on written request and on a reasonable schedule to be agreed upon by the Parties, any Information in the possession or under control of a Party which the requesting Party reasonably requires: (a) to comply with reporting, filing or other requirements imposed upon the requesting Party by any legal, regulatory, administrative or taxing authority having jurisdiction over the requesting Party; (b) for use in any judicial, regulatory, administrative or tax proceeding in which the requesting Party is involved; or
(c) to enable the requesting Party to implement the Separation, including, but not limited to, performing its obligations under this Agreement.

3.2 Any Information that is owned by the Party that is provided to the requesting Party pursuant to Section 3.1 hereof shall be deemed to remain the property of the providing Party.





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3.3      COMPENSATION FOR PROVIDING INFORMATION

The Party requesting such Information agrees to reimburse the other Party for the reasonable costs of creating, gathering and copying such Information to the extent that such costs are incurred for the benefit of the requesting Party.

3.4      LIMITATION OF LIABILITY

No Party shall have any liability to the other in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or a forecast, or which is based upon an estimate or a forecast, is found to be inaccurate in the absence of wilful misconduct by the Party providing such Information.

3.5      OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION

The rights and obligations provided hereunder are in addition to and do not supersede, abridge or modify, any rights and obligations relating to the exchange of Information which are set out elsewhere in this Agreement.

                                   ARTICLE 4
                             PROVISION OF SERVICES

4.1      SERVICES

The Services which Mercer will provide to Arbatax are the same services which Mercer is providing to Arbatax as of the date of this Agreement.

4.2      ADDITIONAL SERVICES

The Parties may, by mutual agreement, add services to those Services being provided by Mercer to Arbatax.

4.3      REDUCTION OF SERVICES

The Parties may, by mutual agreement, delete certain of the Services being provided by Mercer to Arbatax. The Parties recognize that Services must, by reason of corporate uniformity, continue until the Separation Date and cannot be deleted prior to such date.

4.4      DISCONTINUANCE OF SERVICES

Each Party reserves the right, by notice to the other Party, to immediately discontinue providing or receiving any or all of the Services, if such discontinuance is deemed by such Party to be reasonably necessary to comply with the requirements of any regulatory agency or other legal authority having jurisdiction over the Party. In the event of such discontinuance, the Party shall co-operate to





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minimize any disruption of the business of either Party during the transition period.

4.5      ASSISTANCE OF SERVICES

In addition to providing the Services, each Party will, at the request of the other Party and subject to the availability of necessary resources, assist the requesting Party in assuming responsibility for some or all of the Services being performed for the requesting Party.

4.6      STANDARD OF CARE

In performing the Services, Mercer shall observe the same standards of care, skill and diligence it observes in performing the same or similar Services for its own account.

4.7      TERM

The term, during which the Parties may provide Services to and receive Services from each other under this Agreement, shall commence on the effective date of this Agreement and end on September 30, 1996, provided however, that the Parties may agree to extend such term to up to 90 days after September 30, 1996, in order to provide for an orderly transition of responsibilities.

4.8      MATERIAL BREACH

In the event of a material breach of this Agreement by a Party, the other Party may, at its option and by notice to the breaching Party, immediately cancel the performance or receipt of any Services affected by such material breach.

                                   ARTICLE 5
                                MUTUAL RELEASES

5.1      RELEASE RE SEPARATION LIABILITIES

Each Party does hereby for itself, its Affiliates, successors and assigns, remise, release and forever discharge the other Party, its affiliates, successors, and assigns and all persons who at any time prior to the Separation Date have been shareholders, directors, officers, trustees, agents, advisors or employees of the other Party or its affiliates, and their heirs, executors, administrators and assigns, from any and all claims, debts, demands, actions, causes of action, suits, sum or sums of money, accounts, reckonings, specialties, indemnities, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, damages, executions and liabilities whatsoever (collectively "liability") both at law and in equity, arising from any events on or before the Separation Date, including the transactions and all other activities to implement the Separation, provided however, that nothing in this Section 5.1 shall release any Party from: (a) any liability, contingent or otherwise, transferred, assigned or allocated in accordance with this Agreement; (b) any liability provided in or resulting from this Agreement or any other agreement between the Parties, not terminated pursuant to this Agreement or any other agreement between the Parties that is specifically





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intended to survive the Separation; (c) any liability for unpaid amounts for the sale, lease, construction or other receipt of goods, property or services, purchased, obtained or used by it in the ordinary course of business prior to the Separation Date; (d) any liability for unpaid amounts for moneys advanced by or between the Parties as reflected in their audited financial statements for the year ended 1995; and (e) any liability, the release of which would result in the release of any person other than a person referred pursuant to this Section 5.1, provided however, that the Parties agree not to bring suit against any person with respect to any liability that would be released by this
Section 5.1, but for the provisions of this clause (e).

                                   ARTICLE 6
                             ASSETS AND LIABILITIES

6.1      TRANSFER OF ASSETS

The Parties will, prior to the Separation Date, agree upon a list of Assets and Liabilities to be assigned or transferred by Mercer to Arbatax. In general, assets that are not related to Mercer's pulp and paper operations and used in the ordinary course of business of Arbatax shall be assigned to Arbatax unless otherwise agreed upon.

6.2      CONVEYANCE OF ASSETS AND TITLE REPRESENTATIONS

With respect to each Asset that Mercer assigns or transfers to Arbatax under
Section 6.1, Mercer:

(a) represents and warrants to Arbatax that Mercer will (except as otherwise expressly provided herein), transfer all of Mercer's right, title and interest in and to such Asset;

(b) assigns to Arbatax all of Mercer's rights, claims and causes of actions against third parties related to such Asset (with the exception of any rights, claims and causes of action expressly reserved to Mercer), including, but not limited to, Mercer's rights, claims and causes of action arising from:

         (i) express warranties or other provisions in the contracts by which such Asset was acquired by Mercer;

         (ii)    warranties implied by law; and

         (iii)   warranties of title and against infringement;

(c) agrees to execute and acknowledge to Arbatax such other instruments, bills of sale, assignments, conveyances, powers of attorney, assurances and other documents as shall be required to make effective and confirm the transfer of such Asset and in aiding and assisting Arbatax in collecting or reducing to possession and evidencing title to or an interest in such Asset.





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6.3      GUARANTEE

Mercer agrees to maintain its current guarantee (the "Prada Guarantee") of certain indebtedness of Arbatax's affiliate, Prada Holdings Ltd., for a period of up to two years after the Separation Date. Arbatax hereby covenants and agrees to indemnify and save harmless Mercer from any and all costs, expenses, liabilities, claims or actions relating to or incurred with respect to the Prada Guarantee.

6.4      TIMING

All Assets to be assigned or transferred under this Article 6, which have not been assigned or transferred prior to the Separation Date, shall be assigned effective on and as of the Effective Date.

6.5      VALUATION

Assets and Liabilities will be assigned or transferred based on the Parties respective financial accounting records at net book value, except as may be otherwise provided in another agreement between the Parties.

6.6      PAYMENT

The assignment or transfer of Assets and Liabilities will be settled firstly as a reduction in any amounts due between the Parties and not in cash (except as otherwise expressly provided in any other agreement between the Parties).

                                   ARTICLE 7
                        CORPORATE BUSINESS OPPORTUNITIES

7.1 Arbatax will have the right to pursue, to the exclusion of Mercer, all domestic and international Corporate Business Opportunities for a period of three years after the Separation Date.

7.2 Mercer will have the right to pursue, to the exclusion of Arbatax, all domestic and international Mercer Business Opportunities for a period of three years after the Separation Date.

7.3 Each Party agrees to use its best efforts to decide whether to pursue a Corporate Business Opportunity or Mercer Business Opportunity, as the case may be, as soon as reasonably possible after first learning of the opportunity. If such Party elects not to pursue a business opportunity that it has the right to pursue to the exclusion of the other Party (as determined by a majority of its board of directors or trustees, as the case may be, who are neither officers, directors, trustees or employees of the other Party), it must promptly inform the other Party of any such decision. The other Party is then free to pursue such opportunity.





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7.4      Neither Party nor any officer, director, trustee, shareholder or affiliate thereof may assert any claim against the other Party or any director, trustee or officer thereof, for breach of any duty, including, but not limited to, the duty of loyalty or fair dealing, on account of an alleged diversion of a Corporate Business Opportunity or Mercer Business Opportunity, as the case may be, unless such opportunity related solely to an opportunity that such Party had the right to elect to pursue, to the exclusion of the other Party, as provided herein. Notwithstanding the foregoing, no such claim may be made in any event if a Party has disclaimed its right or elected not to pursue such opportunity as provided in Section 7.3.

                                   ARTICLE 8
                       ACTIONS AND CONTINGENT LIABILITIES

8.1      DEFENCE OF ACTIONS

The Parties will co-operate and consult with each other in connection with the defence of any Action in which both Parties are or potentially may be involved (even if both Parties are not Named Parties in the Action), including, but not limited to, Actions which may result in a Contingent Liability.

8.2 If only one of the Parties is a Named Party in an Action, such Named Party shall be responsible for both the defence of the Action (in co-operation and consultation with the other Party) and all of the costs associated with such defence until such time as such costs may be subject to allocation as a Contingent Liability under this Agreement.

8.3 If both Parties are Named Parties in an Action, they shall agree on the responsibility for both the defence of the Action and the costs associated with such defence until such time as such costs may be subject to allocation as a Contingent Liability under this Agreement. Such agreement shall take into consideration the manner in which any Contingent Liability resulting from the Action would be allocated under Section 8.6.

8.4      CONTINGENT LIABILITIES

The allocation rules set forth in Section 8.6 shall apply to all Contingent Liabilities of the Parties which result from Judgments, except those relating to federal, provincial and state income taxes, which shall be governed by
Article 9. Contingent Liabilities may be based upon contract, tort, tax (other than federal, provincial and state income tax), environmental, workers' compensation, securities regulations and other common law and statutory claims.

8.5 Except as the Parties may otherwise agree, any Contingent Liability which results from a settlement (as opposed to a Judgment), which was only approved by one Party to the exclusion of the other Party, will not be subject to allocation under this Agreement.

8.6 The Parties agree to allocate and to pay the costs of Contingent Liabilities which result from Judgments (and any settlements entered into by only one of the Parties which the Parties may agree





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are subject to allocation under this Agreement) in accordance with the following allocation rules:

(a) except as expressly provided in paragraphs (b), (c), (d), (e) and (f) below, if only one of the Parties is a Named Party in an Action, the Contingent Liability shall be allocated solely to that Party;

(b) if the Contingent Liability is attributable solely to the Acts or Omissions of Mercer and Arbatax did not receive any Benefit from such Acts or Omissions, then the Contingent Liability shall be allocated solely to Mercer;

(c) if the Contingent Liability is attributable solely to the Acts or Omissions of Arbatax and Mercer did not receive any Benefit from such Acts or Omissions, then the Contingent Liability shall be allocated solely to Arbatax;

(d) if either (i) the Contingent Liability is attributable to the Acts or Omissions of both Mercer and Arbatax, or (ii) the Party not responsible for the Acts or Omissions resulting in the Contingent Liability received a Benefit from such Acts or Omissions, the Parties will use their best efforts to attempt to agree upon an equitable means of sharing the Contingent Liability which reasonably reflects both the nature of each Party's Acts or Omissions that resulted in such Contingent Liability and any Benefit to each Party from the Acts or Omissions that resulted in such Contingent Liability. If despite their best efforts the Parties are unable to agree on a means for sharing the Contingent Liability, then either Party may submit the dispute to arbitration pursuant to Article 12 of this Agreement;

(e) notwithstanding paragraphs (a), (b), (c) and (d) above, and except as may otherwise expressly be provided in this Agreement, if any Contingent Liability results from the claim of an employee or former employee and is related to such person's employment, the Contingent Liability shall be allocated solely to Mercer, who shall indemnify and save harmless Arbatax from any and all costs, expenses, claims and liabilities relating thereto; and

(f) notwithstanding paragraphs (a), (b), (c), (d), and (e) above, if any Contingent Liability results from any claim, action or other proceeding brought against the Parties as a result of Arbatax's indirect interest and royalty arrangements relating to the Wabush Iron Ore Mine in Newfoundland, Canada, the Contingent Liability shall be allocated solely to Arbatax, who shall indemnify and save harmless Mercer from any and all costs, expenses, claims and liabilities relating thereto.





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The applicable allocation rules set forth in paragraphs (a), (b), (c), (d), (e)
and (f) above shall apply even if a Party to which all or part of the Contingent Liability is to be allocated is not a Named Party in the Action and regardless of whether such Party may have been dismissed from the Action by virtue of a motion, settlement or otherwise.

8.7 The amount of a Contingent Liability subject to allocation under this Agreement shall include the costs of any Judgments or the costs of any settlement entered into by both of the Parties, costs of defending the Action (including court costs, legal fees, expert fees and all other external expenses) and the costs of any interest or penalties with respect to such Judgment.

8.8 The Named Party in an Action in which an adverse Judgment would reasonably be likely to result in a Contingent Liability to be allocated under this Agreement, shall use its best efforts to notify, consult with, keep informed and provide copies of all materials relating to such Action and consult therewith to the other Party.

8.9 If the Parties do not agree on the allocation rule that applies to any Contingent Liability, either Party may submit the dispute to arbitration in accordance with Article 12 of this Agreement.

                                   ARTICLE 9
                                   INCOME TAX

9.1 Each Party will be responsible for paying all of its own respective federal, state and provincial income taxes including interest and penalties (collectively "tax liability") and shall indemnify and save harmless the other Party, its officers, directors, trustees and Affiliates from and against any and all such tax liability.

9.2 Each Party agrees to co-operate with the other Party by making available all instructions, work papers, records, data and notes of any kind for allowing the other Party to complete, file and process all necessary income and capital tax returns.

9.3 Each Party shall notify the other Party in writing of any audit of any income or capital tax returns for any period ending before or including the Separation Date within 10 days after receipt of written notification of such audit.

9.4 Each Party will co-ordinate its respective efforts with respect to audits of periods through and including the Separation Date and will furnish the other Party with all necessary work papers, documents and records as it may have in its possession to respond to any audit enquires and will make available each others officers, directors, trustees and accounting and financial staff as may be required to respond to any audit enquires.

9.5 Each Party shall notify the other Party of any purposed adjustments to any income or capital tax returns which may, directly or indirectly, affect such other Party.





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9.6      All costs incurred, whether external or internal, with respect to an audit, an administrative appeal, litigation, refund claim or other tax liability shall be born by the Party with respect to which the costs relate. If the matter involves an issue or issues that concern both Parties, then the costs shall be allocated between them based upon their respect share of the dollar amount involved in the matter.

                                   ARTICLE 10
                                  COMPENSATION

10.1 All costs, expenses and administrative charges and expenses incurred by Mercer for the benefit or on behalf of Arbatax, including costs and expenses relating to providing the Services up to and including December 31, 1995, shall be reimbursed by Arbatax to Mercer.

10.2     In consideration of Mercer: (a) providing the Services referred to in
Article 4; (b) providing certain indemnities; and (c) refraining from pursuing Corporate Business Opportunities, all as set forth herein, Arbatax shall pay to Mercer an amount equal to Seven Hundred Thousand ($700,000) Dollars.

10.3 Unless otherwise provided elsewhere in this Agreement or by another written agreement between the Parties, all compensation payable by one Party to the other Party under this Agreement shall be completed in accordance with the Cost Allocation.

                                   ARTICLE 11
                                   SETTLEMENT

11.1 Any amounts due from one Party to the other Party will be calculated based upon the audited financial statements of each Party for the year ended December 31, 1995 and adjusted for: (a) the transfer of Assets and Liabilities as provided herein; and (b) all other costs and amounts payable by one Party to the other Party as provided herein or in any other agreement entered into by the Parties after December 31, 1995.

11.2 The net amount that may be due from one Party to the other Party as determined pursuant to Section 11.1 (the "Net Sum") above shall be satisfied and settled in cash and/or securities, as may be agreed upon by the Parties (and approved by a majority of the board of directors or trustees of each Party, as the case may be, who are neither officers, directors, trustees or employees of the other Party), within 30 days of the Separation Date and failing such agreement, the Party which owes the Net Sum to the other Party shall issue to such Party, or its order, a senior note in the amount of the Net Sum, with a term of five years, paying interest at a rate equal to the prime rate for U.S. dollar commercial loans charged by the Royal Bank of Canada at its main branch in Vancouver, calculated daily and paid semi-annually in arrears.





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                                   ARTICLE 12
                                  ARBITRATION

12.1     AGREEMENT TO ARBITRATE

The Parties will use their respective best efforts to resolve by informal means any claim or controversy (collectively a "dispute") whether arising before or after the Separation Date, that relates to the Separation, including, but not limited, to any dispute concerning the interpretation of this Agreement. If despite such best efforts the Parties are unable to resolve the dispute by such informal means, the Parties agree to submit the dispute to arbitration pursuant to the provisions of this Article 12.

12.2 In the event of a dispute between the Parties with respect to any term or condition of this Agreement and such dispute or disputes cannot be resolved by the Parties as provided for in Section 12.1, then in such event the matter shall be referred to a single arbitrator pursuant to the provisions of the Commercial Arbitration Act, S.B.C. 1986, c. 3, and amendments and substitutions thereto, the decision shall be final and binding upon all the Parties hereto.

                                   ARTICLE 13
                                    TRUE-UPS

13.1     POST-SEPARATION TRUE-UPS

The Parties agree that it may be necessary to estimate the value as of the Separation Date of some Assets or Liabilities being assigned or transferred under this Agreement. When these amounts become certain, the Parties will make a true-up of the original assignment or transfer. The Parties also recognize that errors or omissions may be made in the initial assignment or transfer of Assets and Liabilities. When such errors are discovered the Parties will make a true-up of the original assignment or transfer.

13.2 In addition, the Parties agree that after the Separation Date it will be necessary to settle certain accounts or other financial transactions between the Parties which relate to periods prior to the Separation Date and which are not specifically addressed elsewhere in this Agreement. As the amounts of such settlements become known, the Parties will, at appropriate times, make true-ups of such accounts or other financial transactions.

13.3 Except as the Parties may otherwise agree, the true-ups described herein will be limited to items as to which the Party requesting the true-ups notifies the other Party in writing within one year after the Separation Date.





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
13.4 Following one year after the Separation Date, any additional true-ups may be negotiated by the Parties.

                                   ARTICLE 14
                                 MISCELLANEOUS

14.1     PUBLICITY

Neither Party shall refer to the post-Separation plans or business activities of the other Party in publicity releases or in any similar external communications, without first securing the prior written approval of the other Party. After Separation, neither Party shall express or imply the other Party's sponsorship or endorsement of a particular position or view in any external communication without first securing the prior written approval of the other Party.

14.2     GOVERNING LAW AND VENUE

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia, irrespective of the choice of laws principles of the Province of British Columbia, and the Parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia sitting in Vancouver.

14.3     ASSIGNABILITY

Neither Party shall assign its rights or delegate such duties under this Agreement without the written consent of the other Party. Any attempt at assignment or delegation in contravention of this Section 14.3 shall be void.

14.4     THIRD PARTY BENEFICIARIES

Except as otherwise expressly provided in this Agreement, the provisions of this Agreement are for the benefit of the Parties and not for any other person. This Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim or action or other right in excess of those existing without reference to this Agreement.

14.5     NOTICES

Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy addressed to the respective Parties as follows:

         To Mercer:       Mercer International Inc.
                          Brandschenke Str. 64
                          8002 Zurich
                          Switzerland
                          Fax: 011-41-1-201-7717

         To Arbatax:      Arbatax International Inc.
                          c/o 1900 - 700 West Georgia Street
                          Vancouver, B.C.
                          Canada
                          V7Y 1G5
                          Fax: (604) 669-8803

or to such other address or to either Party by facsimile to such facsimile number as either Party may from time to time notify the other in accordance with this Section 14.5. Any demand, notice or communication, if made or given by personal delivery, shall be conclusively deemed to have been given on the day of actual delivery thereof, or if made or given by telecopy shall be conclusively deemed to have been given on the first business day following the transmittal thereof.

14.6     SEVERABILITY

Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

14.7     FORCE MAJEURE

Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions or labour problems.
In the event of such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

14.8     HEADINGS

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.9     SURVIVAL OF COVENANTS

The covenants and representations contained in this Agreement and liability for the breach of any obligations contained herein shall survive the Separation.

14.10    WAIVER OF DEFAULT

Waiver by any Party of any default by the other Party shall not be deemed to be a waiver by the waiving Party of any default, nor shall have prejudiced the rights of the other Party.

14.11    BINDING NATURE

This Agreement shall be binding upon, and enure to the benefit of the Parties and their respective Affiliates, successors and assigns.

14.12    AUTHORITY

Each Party represents and warrants that the officer executing this Agreement on its behalf is duly authorized to so execute this Agreement.

14.13    RIGHT OF SET-OFF

Each Party shall have the right to satisfy any amount from time to time owing to it by the other Party by way of set-off against any amount from time to time owing by the first Party to the other Party.

14.14    FURTHER ASSURANCES

Each of the Parties hereto hereby covenant and agree that at any time and from time to time before and after the Separation Date, upon the request of the other Party, do, execute, acknowledge and deliver and cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, documents and assurances as may be required for the better carrying out and performance of the terms of this Agreement.

14.15    AMENDMENTS

No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by the other Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it has sought to enforce such waiver, amendment supplement or modification.

14.16    ENTIRE AGREEMENT

This Agreement sets forth the entire agreement of the Parties with respect to the subject matter thereof and supersedes all prior agreements, writings, communications, negotiations, discussions and understandings.


IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives.


MERCER INTERNATIONAL INC.

By: /s/ JIMMY S.H. LEE
    -----------------------------------
Name: Jimmy S.H. Lee
      ---------------------------------
Title: President
       --------------------------------


ARBATAX INTERNATIONAL INC.

By: /s/ MICHAEL J. SMITH
    -----------------------------------
Name: Michael J. Smith
      ---------------------------------
Title: President
       --------------------------------




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